                                                                 Exhibit (c)(10)

                              EMPLOYMENT AGREEMENT


                  This Employment Agreement (the "Agreement") is made and entered into as of this __th day of August, 1993, by and between HOLOPHANE COMPANY, INC., a Delaware corporation and HOLOPHANE HOLDINGS CORPORATION, a Delaware corporation (collectively referred to as the "Company"), and John R. DallePezze (the "Employee").


                              W I T N E S S E T H:


                  WHEREAS, pursuant to a written employment agreement dated October 24, 1989 (the "Prior Agreement"), the Employee has been employed as the President and Chief Executive Officer of the Company since such date and as the Company's Chairman since February, 1992; and

                  WHEREAS, the Company and the Employee desire to enter into a new employment agreement that shall supersede said existing agreement; and

                  WHEREAS, the Employee desires to continue his employment with the Company and to serve the Company as its President, Chairman and Chief Executive Officer; and

                  WHEREAS, the Company desires to continue to retain the services of the Employee as its President, Chairman and Chief Executive Officer;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as set forth below.

                  1. Employment and Duties. The Company agrees to and does hereby employ the Employee, and the Employee does hereby accept employment with the Company, as the President, Chairman and Chief Executive Officer of Holophane Company, Inc. and Holophane Holdings Corporation, to operate and manage the business and operations of the Company with all the authority customarily afforded to a chief executive officer subject to the normal supervision and authority of the Board of Directors of the Company, and to perform such other duties which are consistent with such position as are from time to time delegated to the Employee by the Board of Directors of the Company. The Employee will perform all services and acts necessary in such capacities to properly manage and the Employee shall endeavor in good faith to perform his duties in an efficient, faithful and businesslike manner.

                  2. Term of Agreement. The provisions of this Agreement shall remain in full force and effect and the employment of the Employee with the Company shall continue until terminated by a written Notice of Termination [as described in Section 6(c)] provided by either the Company or the Employee. In addition, notwithstanding the previous sentence, this Agreement may be terminated at any time by mutual agreement of the parties hereto or by the Company at any time following the date on which the Employee attains age sixty-five (65) (hereinafter termination of this Agreement by the Company after the Employee has attained age sixty-five (65) shall be referred to as "Retirement").

                  3. Compensation. During the term of this Agreement, the Employee shall be paid a base salary, payable in accordance with the Company's normal payroll practice. The Employee's initial base salary shall be Two Hundred Seventy-Three Thousand Dollars ($273,000) per year. The base salary payable to the Employee shall be reviewed annually for increase effective each July 1st during the term of this Agreement. In addition, the Employee shall participate in the Holophane Bonus Plan, as may be amended by the Company from time to time (the "Bonus Plan"), a copy of which is attached hereto as Exhibit A. Any bonus payable shall be determined under the provisions of the Bonus Plan, based upon participation at 70% of the Employee's base salary and shall be payable as soon as practical after determination of the bonus amount, but not later than seventy-five (75) days after the end of the Company's fiscal year.

                  4. Other Employee Fringe Benefits.

                           a. In General. The Company shall further provide the
Employee with all health and life insurance coverages, sick leave and disability programs, tax-qualified retirement plan contributions, stock option plans, paid holidays and vacations, perquisites, and such other fringe benefits of employment as the Company may provide from time to time to actively employed, disabled, deceased, retired, or otherwise terminated, as applicable, senior executives of the Company.

                           b. Supplemental Benefits. The Company shall also
provide the Employee with the following supplemental benefits:

                           (i) Vacation. The Employee will be entitled to total
vacation leave during the term of this Agreement of four

(4) weeks per year at such time as agreed between the Employee and the Company.

                           (ii) Automobile. The Company shall provide the
Employee during the term of this Agreement a Cadillac DeVille automobile, or an automobile equivalent thereto.

                           (iii) Club Memberships. The Company shall, during the
term of this Agreement, pay initiation fees and periodic dues and assessments for the Employee's membership in country and business clubs, provided the aggregate initiation fees do not exceed $20,000, and the aggregate annual dues and assessments do not exceed $6,000.

                           (iv) SERP. The Employee will be entitled to
participate, at a level commensurate with his position and his base salary, in the Company's Supplemental Executive Retirement Plan, as may be amended from time to time (the "SERP"), a copy of which is attached hereto as Exhibit B. The Employee's participation in and benefit under the SERP shall be determined in accordance with the terms and conditions of the SERP.

                           (v) Stock Option Plan. The Employee will be entitled
to participate, at a level commensurate with his position and his base salary, in the Holophane Holdings Corporation Incentive Stock Plan, as may be amended from time to time (the "Stock Plan"), a copy of which is attached hereto as Exhibit C. The Employee's participation in the Stock Plan shall be determined in accordance with the terms and conditions of the Stock Plan.

                  5. Employee Stock Purchase. Under the terms of the Prior Agreement, the Company sold to the Employee 4,000 shares (the "Shares") of the Common Stock, par value $.01 per share, of Holophane Holdings Corporation, for the purchase price and on the terms set forth in that certain Stock Purchase and Stockholders Agreement, dated June 30, 1989, by and among Holophane Holdings Corporation and each of the other stockholders thereto, to which the Employee was concurrently made a party (the "Stockholders Agreement"). Pursuant to
Section 6 of the Prior Agreement, certain terms of the Shares were to be set forth in a side letter (the "Side Letter") to be executed by an authorized officer of Holophane Holdings Corporation, a copy of which is attached hereto as Exhibit D. During the term of this Agreement, the terms and conditions set forth in the Side Letter shall remain in full force and effect until they lapse in accordance with the provisions of the Side Letter; provided, however, to the extent that the Employee's employment is terminated by the Company without Cause [as defined in Section 6(a)(ii)] or by the Employee for Good Reason [as defined in Section 6(b)], for purposes of Paragraph (1) of the Side Letter, the Employee will be credited with one (1) additional year of service following the Date of Termination [as defined in Section 6(d)].

                  6. Termination of Employment.

                  a. Termination of Employment By The Company. The Employee's employment hereunder may be terminated by the Company without any breach of this Agreement only under the following circumstances:

                           (i) Death, Disability or Retirement. The Employee's
employment hereunder shall terminate upon his death and may be terminated by the Company in the event of his Disability or Retirement. For purposes of this Agreement, the term "Disability" shall mean the inability of the Employee due to illness (mental or physical), accident, or otherwise, to perform his duties for any period of ninety (90) consecutive days, as determined by an independent physician selected by the Company and reasonably acceptable to the Employee (or his legal representative), provided that the Employee does not return to work on substantially a full-time basis within thirty (30) days after Notice of Termination is given by the Company pursuant to the provisions of Sections 6(c) and 6(d)(ii).

                           (ii) Cause. The Company may terminate the Employee's
employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Employee's employment hereunder only upon
(a) his conviction of a felony involving moral turpitude, provided that such conviction would at the time have a material adverse effect on the Company in the reasonable opinion of the Board of Directors of the Company, (b) gross and willful misconduct by the Employee which is deemed, by the Company's Board of Directors, to be injurious to the Company, (c) a finding of gross dishonesty of the Employee, (d) willful malfeasance or gross negligence, or failure to act involving material non-feasance, provided that in the case of such gross negligence or material non-feasance it would at the time have a material adverse effect on the Company in the reasonable opinion of the Board of Directors of the Company, (e) insubordination or refusal to perform assigned duties consistent with those contained in Section 1, or (f) the Employee's material breach of his obligations contained in Section 9.

                  b. Termination of Employment by Employee. The Employee may terminate his employment at any time. However, he shall be deemed to have terminated his employment for "Good Reason" only if he terminated his employment by giving Notice of Termination pursuant to Sections 6(c) and 6(d)(iii) within ninety (90) days after the occurrence of any of the following events (provided the Company does not cure such event within thirty
(30) days following its receipt of the Employee's Notice of Termination):

                           i. Without the Employee's prior written consent, the
Company assigns the Employee to duties materially inconsistent in any respect with his position, authority, duties or responsibilities as set forth in Section 1, or takes any other action that results in a material diminution in such position, authority, duties, or responsibilities, including, but not limited to, failing to reappoint or reelect the Employee to any such position (other than upon Retirement).

                           ii. The Employee's base salary, or his annual or
long-term Bonus Award under the Bonus Plan, is reduced for any reason other than in connection with the termination of his employment. For this purpose, the Employee's Bonus Award shall include (A) the Employee's share of the annual or long term bonus pool in the Bonus Plan and/or (B) the terms and conditions of the Bonus Plan.

                           iii. After a Change in Control (as defined in Section
8), within each twelve- (12-) month period (as described in Section 3), the Company increases the base salary for senior executive officers of the Company generally without similarly increasing the base salary of the Employee.

                           iv. For any reason other than in connection with the
termination of the Employee's employment, the Company materially reduces fringe benefits provided to the Employee under Section 4, unless the Company agrees, as evidenced by the Employee's written consent, to fully compensate the Employee for any such material reduction.

                           v. The assignment of the Employee, without his prior
written consent, to a Company office located outside of the Central Ohio area.

                           vi. The Company's failure to obtain an agreement from
any successor or assign of the Company to assume and to agree to perform this Agreement.

                           vii. The Company otherwise materially breaches its
obligations to make payments to the Employee under this Agreement.

                  c. Notice of Termination. Any termination of the Employee's employment by the Company hereunder, or by the Employee other than termination upon the Employee's death, shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" means a notice that shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated.

                  d. Date of Termination. For purposes of this Agreement, an applicable "Date of Termination" means:

                           i. If the Employee's employment is terminated by his
death, the date of his death.

                           ii. If the Employee's employment is terminated by the
Company as a result of Disability or Retirement pursuant to Section 6(a)(i) or for Cause pursuant to Section 6(a)(ii), the date that is thirty (30) days after Notice of Termination is given (provided that in the case of termination for Disability, the Employee shall not have returned to the performance of his duties on a full-time basis during such thirty- (30-) day period).

                           iii. If the Employee terminates his employment for
Good Reason pursuant to Section 6(b), the date that is thirty (30) days after Notice of Termination is given (provided that the Company does not cure such event during that thirty- (30-) day period).

                           iv. If the Employee terminates his employment other
than for Good Reason, the date that is one (1) month after Notice of Termination is given.

                           v. If the Employee's employment is terminated by the
Company other than for Cause, the date that is one (1) month after Notice of Termination is given.

                  7. Amounts Payable Upon Termination of Employment or During Disability.

                  a. Death or Retirement. If the Employee's employment is terminated by his death or at Retirement, the Employee's beneficiary (in the case of death) (as designated by the Employee in writing with the Company prior to his death) or the Employee (in the case of Retirement) shall be entitled to the following payments and benefits: (i) any portion of the Employee's base salary that is accrued but unpaid, any vacation that is accrued but unused, and any business expenses that are unreimbursed -- all, determined as of the Date of Termination and payable within thirty (30) days of such date; (ii) a single lump sum payment equal to a pro rata award under the Bonus Plan (both annual and long-term bonus), with proration based on the Employee's service completed during the period for which the award is determined and the results as of the Date of Termination, and payable within thirty (30) days of the Date of Termination and (iii) any benefits resulting from the fringe benefits described in Section 4 upon the Employee's death or Retirement (whichever is applicable) in accordance with the provisions of the plan or program that provides each applicable fringe benefit. In the absence of a beneficiary designation by the Employee, or, if the Employee's designated beneficiary does not survive the Employee, benefits described in this Section 7(a) shall be paid to the Employee's estate.

                  b. Disability.

                           i. During any period that the Employee fails to
perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), the Employee shall continue to receive his base salary and bonus (both annual and long-term) at the rate then in effect for such period until his employment is terminated pursuant to Section 6(a)(i); provided, however, that payments of base salary and bonus so made to the Employee shall be reduced by the sum of the amounts, if any, that were payable to the Employee at or before the time of any such salary or bonus payment under any disability benefit plan or plans of the Company and that were not previously applied to reduce any payment of base salary or bonus.

                           ii. Upon his termination of employment because of
Disability [as defined in Section 6(a)(i)], the Employee shall be entitled to the following payments and benefits:

                                    A.       Those described in Section 7(a);

                                    B.       For a period of thirty-six (36)
                                             months following his Date of
                                             Termination, severance pay, paid
                                             monthly, equal to his base salary
                                             in effect at the Date of
                                             Termination;

                                    C.       For a period of thirty-six (36)
                                             months following his Date of
                                             Termination, monthly payments equal
                                             to one-twelfth (1/12th) of the
                                             Employee's annual target bonus,
                                             determined under the provisions of
                                             the Bonus Plan, based upon his base
                                             salary at the Date of Termination;

                                    D.       For a period of thirty-six (36)
                                             months following his Date of
                                             Termination, continuation of all
                                             fringe benefits described in
                                             Section 4, except for group medical
                                             insurance, in effect at the Date of
                                             Termination; and

                                    E.       For a period of forty-eight (48)
                                             months following his Date of
                                             Termination, continuation of the
                                             Company's group medical insurance
                                             for the Employee and his
                                             dependents, as in effect at the
                                             Date of Termination.

                  Notwithstanding any provision of this Section 7(b)(ii), severance payments made to the Employee pursuant to Sections 7(b)(ii)(B) or (C) shall be reduced by the sum of the amounts, if any, that were payable to the Employee at or before the time of any such severance payment under any disability benefit plan or plans of the Company and that were not previously applied to reduce either any such severance payment or any payment of base salary or bonus under Section 7(b)(i).

                  c. Termination by Company Without Cause, or Termination by Employee for Good Reason. In the event that the Company terminates the Employee's employment without Cause or the Employee terminates his employment for Good Reason, the Employee shall be entitled to the following payments and benefits:

                           i.       Those described in Section 7(b)(ii);

                           ii. As of his Date of Termination, the Employee shall become fully vested in all employee benefit programs (other than any tax qualified retirement or savings plan, the Employee's interest in which shall vest in accordance with such plan's terms), including, without limitation, all stock options and awards under the Stock Plan and all benefits under the SERP, in which he was a participant at the time of the termination of his employment;

                           iii. Reimbursement of all expenses incurred by the Employee through the use of any executive out-placement services to assist him to seek other employment, which shall include, but not be limited to (A) secretarial services, use of an office, phone, office supplies and office services comparable to the level of such services and supplies available to the Employee prior to the Date of Termination and (B) all unreimbursed travel expenses incurred by the Employee to seek other employment up to a maximum amount of Five Thousand Dollars ($5,000); and

                           iv. A single lump sum payment, payable within thirty (30) days of the Date of Termination, equal to the Employee's non-vested interest under any tax qualified retirement or savings plan maintained by the Company which is forfeited by the Employee under such plan's terms upon his termination of employment.

                  d. Termination by Employee Other Than for Good Reason or Termination by Company for Cause. In the event that the Employee terminates his employment other than for Good Reason or the Company terminates his employment for Cause, the Employee shall not be entitled to any compensation except as set forth below:

                           i. Any base salary that is accrued but unpaid, any vacation that is accrued but unused, and any business expenses that are unreimbursed -- all, as of the Date of Termination;

                           ii. In the case of termination by the Employee other than for Good Reason, a pro rata award under the Bonus Plan [as described in
                                    Section 7(a)(ii)]; and

                           iii. Any other rights and benefits (if any) provided under plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs.

                  e. Mitigation of Damages. Following any Date of Termination, the Employee shall have no obligation to seek other employment. However, except in cases of termination of employment after a Change in Control, as described in
Section 8, to the extent that the Employee becomes employed following his termination of employment with the Company without Cause or for Good Reason, the payments and benefits described in Section 7(c) shall be reduced as follows:

                           i. Severance payments [as described in Sections 7(b)(ii)(B) and (C)] shall be reduced by fifty cents (50(cent)) for every one dollar ($1) in compensation (either base salary or bonus) that the Employee receives through his new employment; provided, however, during the first twelve (12) months following the Employee's Date of Termination, such severance payments shall not be reduced pursuant to this provision by more than fifty percent (50%); and

                           ii. The fringe benefits provided by the Company to the Employee at the Date of Termination [as described in Sections 7(b)(ii)(D) and
                                    (E)] shall terminate upon the earlier of (A) the Employee's re-employment and (B) the applicable date specified under either
                                    Section 7(b)(ii)(D) or (E); provided,
                                    however, that the Employee's coverage and/or the coverage of his dependents under the Company's group medical insurance shall continue in effect following the Employee's reemployment with respect to claims excluded by reason of any pre-existing condition clause in the group medical plan maintained by the Employee's new employer until the earlier of (1) the applicable date specified in Section 7(b)(ii)(E) or (2) the date on which such pre-existing condition exclusion is no longer applicable to the Employee or, to the extent that coverage is continued pursuant to this provision for a dependent of the Employee, such dependent.

                  8. Change In Control.

                  (a) Occurrence of Change in Control. Immediately upon the occurrence of a "Change in Control," the Employee shall become fully vested in all employee benefit programs (other than any tax qualified retirement or savings plan, the Employee's interest in which shall vest in accordance with such plan's terms), including without limitation, all stock options and all benefits under the SERP, in which he was a participant at the time of the Change in Control. For purposes of this Agreement, the term "change in Control" shall mean the occurrence of any of the following events after the date of this Agreement (i) the acquisition by any individual, entity or group [(within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")] (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors ("Voting Securities"); provided, however, that the following acquisitions shall not constitute a change in control (A) any acquisition by the Company, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (C) any acquisition by the Employee (or a group including the Employee) or (D) any acquisition by any Person who on the date of this Agreement was the beneficial owner of twenty percent (2)%) or more of the combined voting power of the Voting Securities of the Company outstanding on such date; or (ii) a change in the composition of a majority of the Board of Directors of the Company within a three (3) year period, which change shall not have been approved by a majority of the persons then surviving as Directors who also comprised the Board of Directors of the Company immediately prior to the commencement of such period; or (iii) the consummation of any reorganization, merger or consolidation other than a reorganization, merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least sixty percent (60%) of the combined voting power of the Voting Securities of the Company or such surviving entity outstanding immediately after such reorganization, merger or consolidation; or (iv) the consummation of a plan of complete liquidation of the Company or of an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company's assets.

                  b. Termination of Employment. If, at any time within two (2) years following a Change in Control, the Company terminates the Employee's employment without Cause or the Employee terminates his employment for Good Reason, the provisions of this Section 8(b) shall be applicable, instead of the provisions of Section 7(c). To the extent that the provisions of this Section 8(b) are applicable, the Employee shall be entitled to the following payments and benefits without any mitigation under Section 7(e) hereof:

                           i. Those described in Section 7(a), provided all cash payments required under such section shall be made within five (5) days of the Date of Termination;

                           ii.      Continuation of fringe benefits, as
                                    described in Sections 7(b)(ii)(D) and (E);

                           iii. A single lump sum payment, payable within five (5) days of the Date of Termination, equal to the sum of (A) twice the Employee's base salary in effect upon the Date of Termination, plus (B) twice the Employee's target annual bonus, determined under the Bonus Plan, based upon the Employee's base salary at the Date of Termination, plus (C) the maximum three-year bonus payment possible under the terms of the Bonus Plan minus amounts already paid to the Employee with respect to such three-year period.

                           iv.      Those described in Sections 7(c)(iii) and
                                    (iv); and

                           v. Reimbursement for any excise tax incurred by the Employee under Section 4999 of the Internal Revenue Code due to any payment under this section, plus reimbursement for any additional income taxes incurred by the Employee resulting from the reimbursement by the Company of such excise tax.

                  9. Confidential Information and Covenant Not to Compete.

                           (a) The Employee hereby agrees that, during the term
of the Agreement and thereafter, he will not disclose to any person or otherwise use or exploit any of the proprietary or confidential information, including, without limitation, trade secrets, processes, records of research, proposals, programming, budgets or customer lists, regarding the Company, its business, properties, or affairs obtained by him at any time prior to or subsequent to the execution of this Agreement, except to the extent required by his performance of assigned duties for the Company.

                           (b) Notwithstanding any provision of the Stockholders
Agreement, the Employee hereby agrees that during the term hereof and, unless his employment is terminated by the Company without Cause or is terminated by the Employee for Good Reason, for a period of two (2) years after his termination of employment (including upon Retirement), he will not:

                                    (i) authorize his name to be used by any
                  person, partnership, corporation or other business entity; or

                                    (ii) engage in or carry on, directly or
                  indirectly, whether as advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant of any person, partnership, corporation or other business entity which is in material competition with any business carried on, directly or indirectly (through one or more subsidiaries or otherwise), by the Company prior to the date hereof or hereafter conducted by the Company during the term of this Agreement, directly or indirectly (through one or more subsidiaries or otherwise) in any county of the State of Ohio or any other county of any state in the United States or municipality of a foreign country where business is then carried on or conducted by the Company.

                  The Employee shall be deemed to be engaged or concerned with a duty or pursuit which is contrary to any provision of this Agreement only if he receives written notice to such effect, setting forth with reasonable specificity the basis of such claim, from the Company. If, within thirty (30) days from the date of his receipt of any such written notice, the Employee shall take such steps as shall eliminate his engagement in or concern with such duties or pursuits as are specified in such notice as being contrary to this Agreement, the Employee shall not be deemed to have breached any of the provisions of this Agreement in connection therewith or with respect thereto.

                           (c) The Employee agrees that the remedy at law for
any breach by him or any of the covenants and agreements set forth in this
Section 9 will be inadequate and that in the event of any such breach, the Company may, in addition to the other remedies which may be available to it at law, obtain injunctive relief prohibiting him (together with all those persons associated with him) from the breach of such covenants and agreements.

                           (d) The parties hereto agree that the duration and
area for which the covenant not to compete is set forth in subparagraph (b) above is to be effective are reasonable. In the event that any court determines that the time period and/or the area covered thereby are unreasonable and that such covenant is to that extent unenforceable, the parties hereto agree that the covenant shall remain in full force and effect would not render it unenforceable. The parties intend that this covenant shall be deemed to be a series of separate covenants, one for each and every county of each and every state within the United States of America and one for each municipality of any foreign country where this covenant is intended to be effective.

                           (e) The employee will sign separate agreements,
policies or certifications regarding Intellectual Property, Ethical Business Practices and Conflicts of Interest, on such forms as are adopted by the Company from time to time for its executives.

                  10. General Provisions.

                           (a) Notices. Any notice to be given pursuant to this
Agreement shall be in writing and shall be deemed duly given three (3) days after deposit in the mail, certified mail, return receipt requested, to the party to receive such notice at the address specified below:

         If to the Company, to:             Holophane Company, Inc.
                                            250 East Broad Street
                                            Columbus, Ohio  43215

         If to the Employee, to:            John R. DallePezze
                                            490 S. Third St.
                                            Columbus, Ohio  43215

         Either party may change its name and/or address for purposes of this Section by giving the other written notice of the new name and/or address in the manner set forth above.

                           (b) Assignment. This Agreement shall inure to the
benefit of and be binding upon the parties hereto and their respective executors, administrators, heirs, personal representatives, successors and assigns, but neither this Agreement nor any right hereunder may be assigned or transferred by either party hereto, any beneficiary or any other person, nor be subject to alienation, anticipation, sale, pledge, encumbrance, execution, levy or other legal process of any kind against the Employee, his beneficiary, or any other person. Notwithstanding the foregoing, the Company will assign this Agreement to any corporation or other business entity succeeding to substantially all of the business and assets of the Company by merger, consolidation, sale of assets, or otherwise and shall obtain the assumption of this Agreement by such successor.

                           (c) Waiver of Breach. The waiver by the Company or
the Employee of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by the other.

                           (d) Nonexclusivity of Rights. Nothing in this
Agreement shall prevent or limit the Employee's continuing or future participation in any incentive, fringe benefit, deferred compensation, or other plan or program provided by the Company and for which the Employee may qualify, nor shall anything herein limit or reduce such rights as the Employee may have under any other agreements with the Company. Amounts that are vested benefits or that the Employee is otherwise entitled to receive under any plan or program of the Company at or after the Date of Termination, shall be payable in accordance with such plan or program.

                           (e) Entire Agreement/Modification. This Agreement,
shall supersede any and all other agreements, either oral or written, between the parties hereto with respect to the employment of the Employee by the Company. Each party to this Agreement acknowledges that no other representations, inducements, promises or agreements, orally or otherwise, have been made by any party or anyone acting on behalf of any party, and that no other agreement, statement or promise with respect to the employment of the Employee by the Company not contained in this Agreement shall be valid or binding. Any modification of this

Agreement will be effective only if it is in writing, signed by the party to be charged.

                           (f) Partial Invalidity. If any provision of this
Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

                           (g) Governing Law. The validity of this Agreement and
the interpretation and performance of all of its terms shall be governed by the laws of the State of Ohio.

                           (h) Arbitration. Any controversy, claim or dispute
between the parties directly or indirectly concerning this Agreement or the breach hereof, or the subject matter hereof (except in instances where only injunctive relief is sought by the Company), shall be finally settled by arbitration held in Columbus, Ohio. Any legal expenses incurred by the Company in connection with any such claim or dispute shall be paid by the Company. To the extent that the Employee prevails in any claim or dispute to enforce or defend his rights under this Agreement, any legal expenses incurred by the Employee in such claim or dispute shall be paid by the Company; provided that, in addition, if the Employee does not prevail in any claim or dispute to enforce or defend his rights under this Agreement following a Change in Control, the Company shall nevertheless pay fifty percent (50%) of any legal expenses incurred by the Employee in such claim or dispute.

                           (i) Captions. The captions in this Agreement are for
convenience and for identification purposes only, are not an integral part of this Agreement and are not to be considered in the interpretation of any part hereof.

                           (j) Counterparts. This Agreement may be executed in
one or more counterparts, each of which shall be deemed an original, but together which shall constitute one and the same document.

                  IN WITNESS WHEREOF, Holophane Company, Inc. and Holophane Holdings Corporation, have each caused this Agreement to be executed by the members of its Compensation Committee and the Employee has executed the same as of the day and year first above written.

                                                  HOLOPHANE COMPANY, INC.
                                                  a Delaware corporation

                                                  HOLOPHANE HOLDINGS CORPORATION
                                                  a Delaware corporation



                                                  By:
                                                     ---------------------------


                                                  By:
                                                     ---------------------------



                                                  ------------------------------
                                                  John R. DallePezze

                                    EXHIBIT A
                                    ---------



                             [Holophane Bonus Plan]

                                    EXHIBIT B
                                    ---------



                                [Holophane SERP]

                                    EXHIBIT C
                                    ---------



                             [Incentive Stock Plan]

                                    EXHIBIT D
                                    ---------


                                  [Side Letter]

                                    AMENDMENT
                                       TO
                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                             HOLOPHANE COMPANY, INC
                     (PREDECESSOR TO HOLOPHANE CORPORATION)
                                       AND
                               JOHN R. DALLEPEZZE


WHEREAS, Holophane Company, Inc., predecessor to Holophane Corporation, ("Company") and John R. DallePezze ("Employee") entered into an employment agreement dated August 30, 1993 ("Agreement");

WHEREAS, Company and Employee want to modify the Agreement as provided in this amendment;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, Company and Employee agree to the following amendments this 1st day of June, 1999.

         Effective immediately, Section 8 of the Agreement is amended by the addition of new subsection 8(c) to read, in its entirety, as follows:

                           (c) Regardless of any other provision of this section
                  or Agreement, Employee may elect to defer the date that any or all of the cash benefits described in Section 8(b)(i) and
                  (iii) are paid. This election must be made in writing and delivered to the Company at the address given in Section 10(a) before the occurrence of a "Change in Control" (as defined in Section 8(a)). If this election is filed, the Company will transfer to the Holophane Corporation Second Amended and Restated Supplemental Executive Retirement Plan ("SERP"), the cash amount that otherwise would be distributed to Employee under Section 8(b)(i) and (iii). These amounts will be credited to the Employee's Deferred Compensation Account under the SERP and distributed under the terms of that program. However, any other benefits provided under Section 8(b) will be unaffected by this election and will be provided or paid as provided in Section 8(b) without regard to this paragraph.

IN WITNESS WHEREOF, Holophane Corporation, as successor to Holophane Company, Inc. and Holophane Holdings Corporation has caused this Agreement to be executed by the members of its Compensation Committee and the Employee has executed the same as of the day and year first above written.


                                                   HOLOPHANE CORPORATION


                                                   By:
                                                      --------------------------


                                                   By:
                                                      --------------------------

                                                   Accepted:

                                                   -----------------------------
                                                   John R. DallePezze

SAMPLE NOTICE TO BE FILED BY AN AFFECTED OFFICER ELECTING TO DEFER SERP BENEFITS PAYABLE UPON A CHANGE IN CONTROL. THIS LETTER SHOULD BE REPRODUCED ON EACH OFFICER'S STATIONERY.

BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED

                                                                          [Date]


Holophane Corporation
250 East Broad Street
Columbus, Ohio 43215

Re:      Election to Defer Change in Control Benefits

Dear Sir:

Previously, I entered into an employment agreement with Holophane Company, Inc. and Holophane Holding Company (the "Agreement"), predecessors to Holophane Corporation. Under the terms of the Agreement, I am permitted to continue my participation in the Holophane Corporation Second Amended and Restated Supplemental Executive Retirement Plan (the "SERP") for a specified time after my termination of employment following a change in control. Effective June 1, 1999, the SERP was amended to allow eligible participants to defer payment of cash amounts payable under the Agreement in the event of a change in control. If deferred, these amounts will be credited to my Deferred Compensation Account under the SERP and distributed under the terms of that program.

By signing below, I hereby elect:

     o To defer ____% of any cash benefits that may become payable to me under the Agreement on account of a change in control occurring after the date of this letter; and

     o    To receive those amounts under the terms of the SERP.

Please let me know that you have received this election by returning to me a signed copy of this letter.


Cordially,

Received and accepted on behalf of the Holophane Corporation.

By:
   -------------------------------------

Date accepted:
              --------------------------